May 2, 1995                                         EXHIBIT 5.1



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549



Ladies and Gentlemen:

I have acted as counsel to Storage Technology Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission, relating to 484,514 shares (the "Shares") of the Company's common stock, $.10 par value per share, including rights to purchase Series B Junior Participating Preferred Stock of the Company, reserved for issuance under the 1989 Long-Term Stock Incentive Plan of Network Systems Corporation, 1988 Non-Employee Director Stock Option Plan of Network Systems Corporation, 1993 Non-Employee Director Stock Option Plan of Network Systems Corporation, Vitalink 1982 Incentive Stock Option Plan, and Vitalink 1990 Stock Option Plan. Such Registration Statement is referred to herein as the "Registration Statement."

Previously, on March 7, 1995, pursuant to the terms and conditions of the Restated Agreement and Plan or Merger, dated as of November 15, 1994, among the Company, StorageTek Eagle Corporation and Network Systems Corporation, Network Systems Corporation was acquired by and became a wholly owned subsidiary of Storage Technology Corporation. Following the effective time of such acquisition, options to acquire shares of Network Systems Corporation stock were deemed to constitute an option to acquire shares of the Company's common stock.

I have examined and relied upon originals or copies of such corporate records of the Company, communications or certifications of public officials, certificates of officers, directors and representatives of the Company and other documents as I have deemed relevant and necessary for the purpose of rendering this opinion. In making such examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals and the conformity to original documents of all documents submitted to me as copies.

On the basis of the foregoing examination and assumptions, and in reliance thereon, it is my opinion that, when sold in the manner contemplated by the Registration Statement, the Shares will be duly and validly issued, fully paid and nonassessable.



I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference made to me and the use of my name in the Registration Statement and the Prospectus which is a part thereof, and all amendments to the Registration Statement. This opinion may not be quoted without my prior written consent.

Very truly yours,



Lizbeth J. Stenmark
Senior Counsel